SEVERANCE COMPENSATION AGREEMENT


	This Agreement (the "Agreement) is made this 9th day of August, 1994, by and between Champion Parts, Inc., an Illinois corporation (the "Company"), and Mark Smetana (the "Executive").

WITNESSETH:

	WHEREAS, the Company desires to continue to employ Executive and Executive is willing to continue such employment, in part upon the terms and conditions hereinafter set forth;

	WHEREAS, the Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company; and

	WHEREAS, the parties desire to set forth the severance compensation which the Company agrees it will pay to the Executive if the Executive's employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company (as defined herein).

	NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

	1. Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earlier of (i) the termination of the Executive's employment with the Company based on the Executive's death, Cause (as defined in Section 2(b)), Disability (as defined in Section 2(d), Retirement (as defined in Section 2(f)) or by the Executive other than for Good Reason (as defined in Section 2(e)); (ii) one year from the date of a Change in Control of the Company, or (iii) one year after written notice from the Company to the Executive that it has elected to terminate this Agreement.

	2.      Termination Following Change in Control.

	(a) If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 3 upon the subsequent termination of the Executive's employment with the Company by the Executive or by the Company unless such termination is: (i) as a result of the Executive's death, Disability, or Retirement;
	(ii) the Executive's termination by the Company for Cause; or (iii) the result of the Executive's decision to terminate employment other than for Good Reason.




	(b) Cause. For the purposes of this Agreement, "Cause" shall mean any one or more of the following:

i. the perpetration by the Executive of a dishonest act, subversion, misappropriation or fraud against the Company or any subsidiary of the Company, or any willful misrepresentation by such Executive to any holder of securities of the Company or any member of the Board of Directors of the Company, any of which is, in the opinion of the Board of Directors, materially injurious to the Company or any subsidiary of the Company;

ii. any willful and material breach by the Executive of his employment agreement, if any, or of any fiduciary duty in connection with his employment by the Company or any subsidiary of the Company;

iii. any conviction of the Executive by a federal or state court for the commission of or a guilty plea to a felony;
	or

iv. one or more demonstrable and, in the opinion of the Board of Directors, material acts of dishonesty, disloyalty, or insubordination.

	Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Company's Board of Directors who are not employees of the Company (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in their good faith opinion the Company had Cause to terminate the Executive.

	(c) Change in Control. For the purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred on the first to occur of any of the following dates:

i. on the date the Board of Directors of the Company votes to approve or recommends a stockholder vote to approve:

(1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which common stock of the Company would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the holders of the Company's common stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger; or

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any corporation where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such corporation after any such transfer; or

(3) any plan or proposal for the liquidation or dissolution of the Company; or

ii. on the date any entity or person (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Act")), (other than (x) the Company,
	(y) any subsidiary of the Company, or (z) the Champion Parts, Inc. Employee Stock Ownership Plan or any trustee or fiduciary with respect to such plan when acting in that capacity) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Act) of, or shall have obtained voting control over, 30% or more of the Company's outstanding common stock; or

iii. on the date the Board of Directors of the Company or any affiliate of the Company (within the meaning of Rule 12b-2 under the Act) authorizes and approves any transaction which has either a reasonable likelihood or a purpose of causing, whether directly or indirectly:

	(1) the Company's common stock to be held of record by fewer than 300 persons; or

	(2) the Company's common stock to be neither listed on any national securities exchange nor authorized to be quoted on the NASDAQ quotation system; or

iv. on the date there shall have been a change in 30% or more of the members of the Board of Directors of the Company within a 12-month period unless the nomination for election by the Company's shareholders of each new director was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the 12-month period and were not then or thereafter employees of the Company.

	(d) Disability. For purposes of this Agreement, "Disability" shall occur if as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for either 120 consecutive days or 180 days within any twelve month period.

	(c)     Good Reason.  For purposes of this Agreement,
	"Good Reason" shall mean any one or more of the following
	(without the Executive's express written consent):

i. a relocation of the Executive's principal place of employment outside the Champion metropolitan area, other than for reasonably required travel on the business of the Company or a subsidiary of the Company;

ii. a material reduction in the Executive's base or aggregate compensation, other than a general reduction applicable to all or substantially all of the executive employees of the Company or its subsidiaries;

iii. a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from the Executive's prior status, title, position or responsibilities; or

iv. the purported termination of the Executive for Cause which does not comply with the terms of Section 2(b) hereof.

	(f)     Retirement.  For purposes of this Agreement,
	"Retirement" shall mean termination of the Executive's employment after the Executive has attained age 65.

	(g) Notice of Termination. Any termination by the Company by reason of Cause or Disability shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

	(h) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean (a) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period) or (b) if the Executive's employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given.

	3.      Severance Compensation upon Termination of Employment.
	If after a Change in Control of the Company the Company shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive as severance pay six monthly installments in cash, commencing on or before the fifth day following the Date of Termination, with each such installment being equal to his regular monthly salary immediately prior to the Change in Control of the Company.

	4. Non-Competition. Executive agrees that for six months following the Date of Termination, the Executive shall not, either as an individual on his own account; as a partner, joint venturer, employee, agent, salesman for any person;
	as an officer, director or stockholder (other than a beneficial holder of not more than 5% of the outstanding voting stock of a company having at least 300 holders of voting stock); or otherwise, directly or indirectly;

i. enter into or engage in any business competitive with that carried on by the Company within any area of the United States in which the Company is then doing business;

ii. employ or solicit, or attempt to employ or solicit, for himself or any third party, the employment of any of the Company's employees; or

iii. induce or attempt to induce any employee, consultant or agent of the Company to discontinue services to the Company.


	5.      No Obligation to Mitigate Damages; No Effect on
	Other Contractual Rights.

	(a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

	(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan, bonus plan, stock option plan, employment agreement or other contract, plan or arrangement.

	6.      Successor to the Company.

	(a)     The Company will require any successor or assign
	(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.
	Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law. If term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in Section 2, 3 11 and 12 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed by the Executive pursuant to Section 3 hereof.

	(b) This Agreement shall inure to the benefit or and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there be no such designee, to the Executive's estate.

	7. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

		If to the Company:

		Secretary
		Champion Parts, Inc.
		2525 22nd Street
		Oak Brook, Illinois   60521


		If to the Executive:

		Mark Smetana
		29 Hawkin Circle
		Wheaton, Illinois   60187

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

	8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

	9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

	10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


	11. Legal Fees and Expenses. The Company shall pay all legal fees and expenses which the Executive may incur if Executive prevails in collecting any amount under this Agreement which has been contested by the Company. The parties may agree in advance as to amounts which are not contested, and any amount which the Company shall offer to pay to the Executive in settlement of any claim shall be deemed to be a non-contested amount.

	12. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not publicly disclosed.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

						  CHAMPION PARTS, INC.

			By:     /s/ Donald G. Santucci __________
			Name:   Donald G. Santucci_____________
			Title:  President _____________________


			______/s/ Mark Smetana______________
			Mark Smetana